UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 17, 2017 (January 16, 2017)

Reynolds American Inc.

(Exact Name of Registrant as Specified in Charter)

North Carolina	1-32258	20-0546644
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

401 North Main Street

Winston-Salem, North Carolina 27101

(Address of Principal Executive Offices) (ZIP Code)

Registrant’s telephone number, including area code: (336) 741 2000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 16, 2017, Reynolds American Inc., a North Carolina corporation (“RAI”), British American Tobacco p.l.c., a public company incorporated under the laws of England and Wales (“BAT”), BATUS Holdings Inc., a Delaware corporation and a wholly owned subsidiary of BAT, and Flight Acquisition Corporation, a North Carolina corporation and a wholly owned subsidiary of BAT (“Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, Sub will merge with and into RAI (the “Merger”), with RAI surviving as a wholly owned subsidiary of BAT.

According to its public filings with the U.S. Securities and Exchange Commission (the “SEC”), BAT, together with certain of its direct and indirect subsidiaries, owns 601,368,171 shares of RAI’s common stock, which represent approximately 42.2% of the outstanding shares of RAI common stock.

RAI, BAT and a BAT subsidiary are parties to a governance agreement, dated as of July 30, 2004 (as amended, the “Governance Agreement”), pursuant to which entry into the transactions contemplated by the Merger Agreement requires the approval of a majority of RAI’s Other Directors (as defined in the Governance Agreement), which generally consist of the independent directors not designated by BAT. As previously disclosed, RAI’s Board of Directors formed a committee (the “Transaction Committee”) consisting of the Other Directors to evaluate the potential transaction with BAT.

As required by the Governance Agreement, the Other Directors, acting through the Transaction Committee, unanimously recommended that the RAI board of directors adopt and approve the Merger Agreement, the Plan of Merger contained in the Merger Agreement (the “Plan of Merger”), and the other transactions contemplated by the Merger Agreement.

The RAI board of directors (excluding the two Investor Directors (as defined in the Governance Agreement), who are BAT executives and recused themselves from all discussion and consideration of the proposed transaction), having received the unanimous recommendation of the Transaction Committee, (1) adopted the Merger Agreement, the Plan of Merger and the other transactions contemplated by the Merger Agreement, (2) determined that the terms of the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of RAI and its shareholders (other than BAT and its affiliates), (3) resolved to recommend that the RAI shareholders vote to approve the Plan of Merger, and (4) declared that the Merger Agreement and the Plan of Merger are advisable.

At the effective time of the Merger (the “Effective Time”), each share of RAI common stock (other than any shares of RAI common stock owned by BAT or any of its subsidiaries and by shareholders of RAI who have properly asserted and not lost or effectively withdrawn appraisal rights) will be converted into the right to receive (1) the number of American Depositary Shares of BAT (“BAT ADSs”) equal to (A) 0.5260 (the “Exchange Ratio”) divided by (B) the number of ordinary shares of BAT represented by one BAT ADS as of the Effective Time plus (2) $29.44 in cash, without interest (collectively, the “Merger Consideration”), and otherwise subject to adjustment to prevent dilution. No fractional BAT ADSs will be issued in the Merger, and RAI’s shareholders will receive cash in lieu of any fractional BAT ADS. The Series B Preferred Stock of RAI owned by R.J. Reynolds Tobacco Holdings, Inc., a wholly owned subsidiary of RAI, will remain outstanding.

Each of RAI’s currently outstanding equity-based compensation awards will generally be converted at the Effective Time into the right to receive the Merger Consideration for each share of RAI common stock subject to such equity-based compensation award. The Retention RSUs (as defined in the Merger Agreement), which are currently outstanding, and any equity-based compensation awards that are granted following entry into the Merger Agreement, will be converted into BAT equity awards on terms and conditions that are designed to preserve the value of the applicable equity-based compensation award.

The obligation of the parties to consummate the Merger is subject to the satisfaction or waiver of customary closing conditions, including, among other things:

•	the approval of the Plan of Merger by the affirmative vote of the holders of a majority of the shares of RAI common stock outstanding and entitled to vote;

•	the approval of the Plan of Merger by the affirmative vote of a majority of the total shares of RAI common stock outstanding and entitled to vote and present in person or represented by proxy at a RAI special shareholders’ meeting (to be called for purposes of such vote) that are not owned, directly or indirectly, by BAT or its subsidiaries or any of RAI’s subsidiaries;

•	approval of the Merger Agreement and the applicable transactions contemplated by the Merger Agreement as a Class 1 transaction by the holders of BAT’s ordinary shares on a poll by the holders of not less than a majority of outstanding BAT ordinary shares, present in person or by proxy who are entitled to vote at a BAT special shareholders’ meeting;

•	authorization from the holders of BAT’s ordinary shares for directors of BAT to allot and issue the BAT ordinary shares underlying the BAT ADSs constituting the Merger Consideration on a poll by the holders of not less than a majority of outstanding BAT ordinary shares, present in person or by proxy who are entitled to vote at a BAT special shareholder meeting;

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and receipt of the applicable consents or approvals under other specified antitrust laws;

•	the absence of legal restraints in effect that would prohibit the Merger or the issuance of the BAT ordinary shares underlying the Parent ADSs as Merger Consideration;

•	the effectiveness of the registration statements on Form F-4 and Form F-6 to be filed by BAT with the SEC and the approval by the U.K. Listing Authority of the BAT Circular and Prospectus; and

•	the approval for listing on the London Stock Exchange of the BAT ordinary shares underlying the BAT ADSs constituting the Merger Consideration and the approval for listing on the New York Stock Exchange of the BAT ADSs.

BAT’s obligation to consummate the Merger is further conditioned upon the absence of legal restraints under any antitrust laws that would result in a prohibition or limitation on the ownership or operation by RAI as the surviving corporation, BAT or their respective subsidiaries of their respective businesses, properties or assets, would require RAI as the surviving corporation, BAT or their respective subsidiaries to dispose of or hold separate any of their respective businesses, properties or assets or would prohibit or limit BAT’s control of the business or operations of RAI as the surviving corporation and its subsidiaries.

Each of RAI and BAT has agreed not to solicit proposals, engage in discussions or furnish non-public information relating to certain alternative transactions. Notwithstanding these “no-shop” restrictions, subject to the terms of the Merger Agreement, each of the board of directors of RAI and BAT (including the Transaction Committee, in the case of RAI) has the right, prior to obtaining its applicable shareholder approval or approvals and subject to providing notice to the other party and engaging in negotiations with the other party, to change its recommendation in connection with an alternative proposal that is reasonably expected to be superior to the transactions contemplated by the Merger Agreement or if the failure to make a change of recommendation would be inconsistent with its fiduciary duties under applicable law.

The Merger Agreement contains customary representations, warranties and covenants made by each of BAT and RAI. The Merger Agreement requires BAT to call and hold a special shareholders’ meeting and, subject to the ability of the board of directors of BAT to change its recommendation as described above, requires BAT’s board of directors to recommend that BAT’s shareholders approve the Merger Agreement and authorize the directors of BAT to issue the BAT ordinary shares underlying the BAT ADSs constituting the Merger Consideration. The Merger Agreement also requires RAI to call and hold a special shareholders’ meeting and, subject to the ability of the board of directors of RAI or the Transaction Committee to change its recommendation as described above, requires RAI’s board of directors and Transaction Committee to recommend that RAI’s shareholders approve the Plan of Merger. Unless a party terminates the Merger Agreement in connection with a change in the recommendation of the other party’s board of directors (or the Transaction Committee, in the case of RAI), such other party remains obligated to call and hold its special shareholders’ meeting and does not have the right to terminate the Merger Agreement. Pursuant to the terms of the Merger Agreement, even if the BAT board of directors effects a change in recommendation with respect to the transactions contemplated by the Merger Agreement, BAT and its subsidiaries are required to vote all shares of RAI common stock held by them in favor of approval of the Plan of Merger.

In addition, BAT has agreed to appoint three members of the RAI board of directors, other than the Investor Directors, to its board of directors as of the Effective Time, with such directors to be selected by BAT prior to the closing after consultation with the Transaction Committee.

The Merger Agreement contains customary termination rights for each of RAI and BAT, including the right of each party to terminate the Merger Agreement if the Merger has not been consummated on or before December 31, 2017 (the “End Date”), subject to an extension of five business days if, on the initial End Date, BAT has not consummated all or any portion of the financing required to consummate the Merger and the transactions contemplated by the Merger Agreement (the “Financing”). However, BAT’s consummation of the Financing is not a condition to the closing.

Pursuant to the Merger Agreement, BAT will be entitled to receive a termination fee of $1,000,000,000 from RAI in the event that:

•	the RAI board of directors or Transaction Committee changes its recommendation and either (1) the Merger Agreement is terminated because the RAI shareholders fail to approve of the Plan of Merger at the special shareholders’ meeting or no shareholders’ meeting is held prior to the End Date or (2) BAT terminates the Merger Agreement as a result of such change in recommendation; or

•	the Merger Agreement is terminated because (1) the Merger has not occurred by the End Date (and at such time all antitrust approvals have been obtained and no legal restraint preventing the consummation of the Merger is in effect), the RAI shareholders failed to approve of the Plan of Merger at the special shareholders’ meeting or RAI breached its obligations under the Merger Agreement, (2) prior to such termination or shareholder vote, as applicable, a Company Takeover Proposal (as defined in the Merger Agreement) that contemplates acquiring a majority of the capital stock or assets of RAI was made or made known to RAI or its shareholders after the date of the Merger Agreement and prior to the special shareholders’ meeting, the date of termination of the Merger Agreement or the date of RAI’s breach, as applicable, and (3) within 12 months after such termination, RAI enters into a definitive agreement with respect to, or consummates, such Company Takeover Proposal.

Pursuant to the Merger Agreement, RAI will be entitled to receive a termination fee of $1,000,000,000 from BAT in the event that:

•	the BAT board of directors changes its recommendation and either (1) the Merger Agreement is terminated because BAT shareholders fail to approve of the transactions contemplated by the Merger Agreement or no shareholders’ meeting is held prior to the End Date or (2) RAI terminates the Merger Agreement as a result of such change in recommendation; or

•	the Merger Agreement is terminated because (1) the Merger has not occurred by the End Date (and at such time all antitrust approvals have been obtained, no legal restraint preventing the consummation of the Merger is in effect and no antitrust-related legal restraint is in effect), the BAT shareholders failed to approve of the transactions contemplated by the Merger Agreement at the special shareholders’ meeting or BAT breached its obligations under the Merger Agreement, (2) prior to such termination or shareholder vote, as applicable, a Parent Alternative Proposal (as defined in the Merger Agreement) is publicly proposed or announced after the date of the Merger Agreement and prior to the special shareholders’ meeting, the date of termination of the Merger Agreement or the date of BAT’s breach, as applicable, and (3) within 12 months after such termination, BAT enters into a definitive agreement with respect to, or consummates, such Parent Alternative Proposal.

In addition, the Merger Agreement provides that RAI will be entitled to receive a termination fee of $500,000,000 from BAT in the event that the Merger Agreement is terminated due to an inability to obtain unconditional approval under the HSR Act or any other antitrust laws.

The foregoing description of the Merger Agreement does not purport to be a complete description of its terms and is qualified in all respects by reference to the complete text of the Merger Agreement, a copy of which is being filed as Exhibit 2.1 hereto and is incorporated into this Item 1.01 by reference.

In addition to the Merger Agreement and Governance Agreement, RAI and BAT and certain of their respective subsidiaries are parties to various agreements, including, among others, those described below. One RAI subsidiary, R. J. Reynolds Tobacco Company (“RJR Tobacco”), and certain BAT subsidiaries are also parties to various transactions, including a contract manufacturing agreement pursuant to which RJR Tobacco sells contract-manufactured cigarettes, tobacco leaf and processed tobacco to BAT affiliates. In addition, RJR Tobacco licenses certain brand names from BAT affiliates pursuant to licensing arrangements and RJR Tobacco performs certain research and development activities for BAT affiliates pursuant to a joint technology sharing agreement. RJR Tobacco and a subsidiary of BAT are parties to a vapor technology-sharing and licensing agreement, pursuant to which the companies collaborate on the development of next generation vapor products.

A copy of the Merger Agreement has been included as an exhibit to this Current Report on Form 8-K to provide investors with information regarding its terms. It is not intended to provide any other factual information about RAI, BAT or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the parties thereto, including being qualified by confidential disclosures; may not have been intended to be statements of fact, but rather, as a method of allocating contractual risk and governing the contractual rights and relationships between the parties to the Merger Agreement; and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Investors should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of RAI, BAT or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in RAI’s public disclosures.

Item 8.01 Other Events.

On January 17, 2017, RAI issued a press release announcing the proposed transaction. A copy of the press release is furnished as Exhibit 99.1 hereto.

Cautionary Statement Regarding Forward-Looking Statements

Statements included in this report that are not historical in nature, including financial estimates and statements as to regulatory approvals and the expected timing, completion and effects of the proposed transaction, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this report and in documents incorporated by reference, forward-looking statements include, without limitation, statements regarding the benefits of the proposed transaction, including future financial and operating results, financial forecasts or projections, the combined company’s plans, expectations, beliefs, intentions and future strategies, and other statements that are not historical facts, and other statements that are signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “predict,” “possible,” “potential,” “could,” “should” and similar expressions. These statements regarding future events or the future performance or results of RAI and its subsidiaries or the combined company inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements.

Among the risks, contingencies and uncertainties that could cause actual results to differ from those described in the forward-looking statements or could result in the failure of the proposed transaction to be consummated, or if consummated, could have an adverse effect on the results of operations, cash flows and financial position of RAI or the combined company, respectively, are the following: the failure to obtain necessary shareholder approvals for the proposed transaction; the failure to obtain necessary regulatory or other approvals for the proposed transaction, or if obtained, the possibility of being subjected to conditions that could reduce the expected synergies and other benefits of the proposed transaction, result in a material delay in, or the abandonment of, the proposed transaction or otherwise have an adverse effect on RAI or the combined company; the failure to satisfy required closing conditions or complete the proposed transaction in a timely manner or at all; the effect of restrictions placed on RAI’s and its subsidiaries’ business activities and the limitations put on RAI’s ability to pursue alternatives to the proposed transaction pursuant to the Merger Agreement; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the failure to realize projected synergies and other benefits from the proposed transaction; failure to promptly and effectively integrate RAI into BAT; the uncertainty of the value of the proposed transaction consideration that RAI shareholders will receive in the proposed transaction due to a fixed exchange ratio and a potential fluctuation in the market price of BAT common stock; the difference in rights provided to RAI shareholders under North Carolina law, the RAI articles of incorporation and the RAI bylaws, as compared to the rights RAI shareholders will obtain as BAT shareholders under the laws of England and Wales and BAT’s governing documents; the possibility of RAI’s and BAT’s directors and officers having interests in the proposed transaction that are different from, or in addition to, the interests of RAI shareholders generally; the effect of the announcement of the proposed transaction on the ability to retain and hire key personnel, maintain business relationships, and on operating results and businesses generally; the incurrence of significant pre- and post-transaction related costs in connection with the proposed transaction; evolving legal, regulatory and tax regimes; and the occurrence of any event giving rise to the right of a party to terminate the Merger Agreement. Discussions of additional risks, contingencies and uncertainties are contained in RAI’s filings with the SEC.

Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Except as provided by federal securities laws, RAI is not under any obligation to, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Additional Information

This report may be deemed to be solicitation material in respect of the proposed transaction involving RAI and BAT. In connection with the proposed transaction, BAT will file with the SEC a registration statement on Form F-4 that will include the proxy statement of RAI that also constitutes a prospectus of BAT. RAI plans to mail the definitive proxy statement/prospectus to its shareholders in connection with the proposed transaction. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BAT, RAI, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and shareholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by RAI and BAT through the SEC’s web site at http://www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by RAI, when available, by contacting RAI Investor Relations at raiinvestorrelations@reynoldsamerican.com or by calling (336) 741-5165 or at RAI’s website at www.reynoldsamerican.com, and will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by BAT, when available, by contacting BAT Investor Relations at batir@bat.com or by calling +44 (0) 20 7845 1000 or at BAT’S website at www.bat.com.

RAI, BAT and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from RAI shareholders in respect of the proposed transaction that will be described in the proxy statement/prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from RAI shareholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus when it is filed with the SEC. You may also obtain the documents that RAI files electronically from the SEC’s web site at http://www.sec.gov. Information regarding RAI’s directors and executive officers is contained in RAI’s Annual Report on Form 10-K for the year ended December 31, 2015 and its Proxy Statement on Schedule 14A, dated March 23, 2016, as supplemented, which are filed with the SEC. Information regarding BAT’s directors and executive officers is contained in BAT’s Annual Reports, which may be obtained free of charge from BAT’s website at www.bat.com. This report is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities in any jurisdiction pursuant to the Merger or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of January 16, 2017, among British American Tobacco p.l.c., BATUS Holdings Inc., Flight Acquisition Corporation and Reynolds American Inc.

99.1	Press Release of Reynolds American Inc., dated January 17, 2017.

*	RAI has omitted schedules and other similar attachments to this agreement pursuant to Item 601(b) of Regulation S-K. RAI will furnish a copy of such omitted document to the U.S. Securities and Exchange Commission upon request, provided that RAI may request confidential treatment for any schedule or other similar attachment so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 17, 2017

REYNOLDS AMERICAN INC.

By:	/s/ McDara P. Folan, III
Name:	McDara P. Folan, III
Title:	Senior Vice President, Deputy General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of January 16, 2017, among British American Tobacco p.l.c., BATUS Holdings Inc., Flight Acquisition Corporation and Reynolds American Inc.

99.1	Press Release of Reynolds American Inc., dated January 17, 2017.

*	RAI has omitted schedules and other similar attachments to this agreement pursuant to Item 601(b) of Regulation S-K. RAI will furnish a copy of such omitted document to the U.S. Securities and Exchange Commission upon request, provided that RAI may request confidential treatment for any schedule or other similar attachment so furnished.